Contact: Tom Vessey	Exhibit 99.1
President & CEO
Telephone: (909) 798-3611
FAX: (909) 798-1872 e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES FINANCIAL RESULTS

www.1stcent.com

Redlands, California—April 25, 2008— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced first quarter operating results. The Company reported a loss for the quarter ended March 31, 2008 of ($1.455 million) compared to earnings of $1.975 million for the first quarter of 2007, representing a (174)%, or ($3.430 million) variance. Basic loss per share was ($0.30) compared to earnings of $0.41 per share for the same period last year. Diluted loss per share was ($0.29) for the first quarter of 2008 compared to a profit of $0.37 per diluted share for the same period last year.

Patrick J. Meyer, Chairman of the Board, commented, “As the financial services industry grapples with the toughest economic conditions in decades, it is startling to observe how the stock price and market capital of many community banks have declined. 1st Centennial Bank has a great management team and a long history of excellent performance, but we have not been spared from the harsh economic climate facing the Inland Empire. However, we are confident that this current cycle will pass, and that 1st Centennial Bank, having the fundamentals of a great banking franchise, will bounce back with renewed vigor.”

The Return on Average Equity and Return on Average Assets as of March 31, 2008 were (10.86)% and (0.83)% respectively, compared to 18.42% and 1.43% for the same period in 2007, respectively. As of March 31, 2008 when compared to the same period last year, average equity increased $10.4 million or 24% and average assets increased $141.2 million or 25%.

Total net loans increased $3.7 million, or 1% from $514.6 million to $518.3 million from December 31, 2007 to March 31, 2008. Total non-performing assets, at $66.3 million increased $51.0 million, or 333% from $15.3 million at December 31, 2007. As of March 31, 2008, non-performing assets to total loans and other real estate owned equaled 12.45% compared to 2.92% at December 31, 2007. As previously reported on April 1, 2008, the Company added $5.1 million to the Allowance for Loan Losses in the first quarter of 2008 to support $5.6 million in write-downs, compared to $100,000 added to the Allowance for Loan Losses in the first quarter of 2007 to support $37,000 in write-downs. The write-downs were a result of declining market values principally in residential construction loans.

Total deposits, as of March 31, 2008 were $493.7 million, representing an increase of $15.7 million or 3% from $478.0 million at December 31, 2007. Total assets reached a record high of $715.9 million from $689.5 million at December 31, 2007, up $26.4 million, or 4%. The growth in assets, loans and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve.

Thomas E. Vessey, President and Chief Executive Officer stated, “During the first quarter your Management took bold but necessary action in critically evaluating the loan portfolio relating to residential real estate loans as a result of the precipitous decrease in housing prices subsequent to year-end. The substantial write-downs during the first quarter reflected this critical and conservative evaluation, and Management will aggressively pursue recoveries of all charged off amounts. In the immediate term, however, these write-downs necessitated the substantial provision to loan losses for the quarter. It is important to note that the Bank remains “Well-Capitalized.” During times of cyclical downturn it is important to stay positive and look ahead to future upside potential. Once we are past this economic downturn, the outlook for the greater Inland Empire region is very bright for our communities and for our Bank.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

March 31, 2008 and December 31, 2007

Dollar amounts in thousands, except share data	2008	2007
	(Unaudited)
ASSETS
Cash and due from banks	$14,326	$11,075
Federal funds sold	11,580	—
Total cash and cash equivalents	25,906	11,075
Interest-bearing deposits in financial institutions	1,780	1,862
Investment securities, available for sale	127,531	126,136
Stock investments restricted, at cost	4,252	3,518
Loans, net of allowance for loan losses of $6,317 and $6,805	518,351	514,644
Accrued interest receivable	3,441	4,503
Premises and equipment, net	2,899	2,985
Goodwill	4,180	4,180
Cash surrender value of life insurance	14,716	14,562
Other assets	12,817	6,036

Total assets	$715,873	$689,501

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$103,649	$110,125
Interest-bearing deposits	390,095	367,830

Total deposits	493,744	477,955
Accrued interest payable	514	826
Federal funds purchased	—	2,560
Borrowings from Federal Home Loan Bank	79,500	64,500
Repurchase agreements	75,113	75,113
Other liabilities	3,612	3,925
Subordinated notes payable to subsidiary trusts	12,300	12,300

Total liabilities	664,783	637,179

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 4,878,145 and 4,866,145 shares at March 31, 2008 and December 31, 2007, respectively	28,951	29,001
Retained earnings	20,466	21,921
Accumulated other comprehensive income	1,673	1,400

Total shareholders’ equity	51,090	52,322

Total liabilities and shareholders’ equity	$715,873	$689,501

Nonperforming assets:
Nonaccrual loans	$58,525	$10,730
Loans 90 days or more past due and still accruing	14	2,220
Other real estate owned	7,740	2,343

Total nonperforming assets	$66,279	$15,293

Nonperforming loans to total loans	11.16%	2.48%
Nonperforming assets to total loans and other real estate owned	12.45%	2.92%
Allowance for loan losses to nonperforming loans	10.79%	52.55%

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three Months Ended March 31, 2008 and 2007 (Unaudited)

	Three Months Ended March 31,
Dollar amounts in thousands, except per share amounts	2008	2007
Interest income:
Loans, including fees	$9,568	$10,372
Deposits in financial institutions	23	37
Federal funds sold	12	122
Investments:
Taxable	1,426	681
Tax-exempt	270	245

Total interest income	11,299	11,457

Interest expense:
Interest bearing demand and savings deposits	1,322	1,549
Time deposits $100,000 or greater	1,001	919
Other time deposits	633	895
Interest on borrowed funds	1,703	809

Total interest expense	4,659	4,172

Net interest income	6,640	7,285
Provision for loan losses	5,105	100

Net interest income after provision for loan losses	1,535	7,185

Noninterest income:
Customer service fees	436	399
Gains from sale of loans	203	30
Conduit loan referral income	259	255
Other income	365	222

Total noninterest income	1,263	906

Noninterest expense:
Salaries and employee benefits	2,946	2,694
Net occupancy expense	567	588
Other operating expense	1,895	1,656

Total noninterest expense	5,408	4,938

Income (loss) before provision for income taxes (benefits)	(2,610)	3,153
Provision for income taxes (benefits)	(1,155)	1,178

Net income (loss)	$(1,455)	$1,975

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three Months Ended March 31, 2008 and 2007 (unaudited)

	Three Months Ended March 31,
	2008	2007
Per share information:
Basic earnings (loss) per share	$(0.30)	$0.41
Diluted earnings (loss) per share	$(0.29)	$0.37
Weighted average shares outstanding	4,870,618	4,819,583
Weighted average diluted shares	5,041,335	5,301,507
Key financial ratios:
Return on average equity	(10.86)%	18.42%
Return on average assets	(0.83)%	1.43%
Net interest margin	4.05%	5.60%
Efficiency ratio	67.24%	59.36%
Average balances:
Average equity	$53,878	$43,489
Average assets	$701,631	$560,421
Average interest earning assets	$660,110	$527,279